SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, DC  20549

                             FORM 12b-25


                                           Commission File Number 0-50077
                                                                 ---------

                       NOTIFICATION OF LATE FILING

(Check One): [ ] Form 10-K   [ ] Form 11-K  [ ] Form 20-F  [X] Form 10-Q
             [ ] Form N-SAR

             For Period Ended:  December 31, 2002
                              ----------------------

[ ]  Transition Report on Form 10-K      [ ]  Transition  Report on Form 10-Q
[ ]  Transition Report on Form 20-F      [ ]  Transition Report on Form N-SAR
[ ]  Transition Report on Form 11-K

             For the Transition Period Ended:


	Read attached instruction sheet before preparing form. Please print or type.

	Nothing in this form shall be construed to imply that the Commis-sion has verified any information contained herein.

	If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:_______________

_____________________________________________________________________________


                                PART I
                       REGISTRANT INFORMATION

Full name of registrant   Link Plus Corporation

_____________________________________________________________________________

Former name if applicable

                          N/A
_____________________________________________________________________________


Address of principal executive office (Street and number)

    3470 Ellicott Center Drive
_____________________________________________________________________________


City, state and zip code   Ellicott City, MD  21043
_____________________________________________________________________________


                               PART II
                       RULE 12b-25 (b) AND (c)

	If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

        (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]     (b)     The subject annual report, semi-annual report, transition
                report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

	(c)	The accountant's statement or other exhibit required by Rule
                12b-25(c) has been attached if applicable.


                             PART III
                            NARRATIVE

	State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     The Company's Management and its Auditors are in the process of completing the Company's response to SEC comments on the Company's Form 10-SB A-1. Extension is requested so that what is said in Form 10-QSB will be consistent with what is said in Form 10-SB A-2 soon to be filed.



                             PART IV
                        OTHER INFORMATION

(1)	Name and telephone number of person to contact in regard to this notification

Donald C. Kolasch, President          (410)              203-9770
_____________________________________________________________________________
        (Name)                     (Area Code)      (Telephone Number)


(2)	Have all other periodic reports required under Section 13 or
        15(d) of the Securities Exchange Act of 1934 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s):

                                             [X ]  Yes      [   ]  No


(3)	Is it anticipated that any significant change in results of
        operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                             [   ]  Yes     [ X ]  No

	If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


        N/A



                        Link Plus Corporation
_____________________________________________________________________________

            (Name of Registrant as Specified in Charter)


Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  February 12, 2003                   By:/s/ Donald C. Kolasch
                                              ------------------------------
                                              Donald C. Kolasch
                                              President